CONSENT OF TERENCE MCNULTY

I consent to all references to my name and any quotation from, or summarization of, Sections 13, 17, and my contributions to Section 21 of the Preliminary Feasibility Study entitled "Preliminary Feasibility Study for the Sheep Mountain Project, Fremont County, Wyoming, USA" dated December 31, 2021, prepared by me, included or incorporated by reference in the Registration Statement on Form S-3 of Energy Fuels Inc. being filed with the United States Securities and Exchange Commission, and any amendments or supplements thereto.

/s/ Terence McNulty
Terence McNulty, PE, PhD

Date: March 22, 2024